AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT
This Amended and Restated Executive Employment Agreement (the “Agreement”), dated May 22, 2018 (the “Effective Date”), is by and between Kindred Biosciences, Inc. (the “Company” or “KindredBio”), and Wendy Wee (“Executive”).
WHEREAS, the Company currently employs Executive pursuant to that certain employment agreement dated July 24, 2017 by and between the Company and Executive (the “Original Agreement”);
WHEREAS, both the Company and Executive desire to amend, delete, replace and modify certain provisions of the Original Agreement, and to restate the Original Agreement in its entirety, as hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the parties hereto agree as follows:
1.Employment
(a)    Title and Duties. The Company will employ Executive, and Executive will be employed by the Company, as Chief Financial Officer (“CFO”), reporting to the Chief Executive Officer of the Company (the “CEO”). Executive will have the responsibilities, duties and authority commensurate with said position.
(b)    Devotion to Duties. For so long as Executive is employed hereunder, Executive will faithfully execute the responsibilities of the CFO position, as may be defined by the CEO from time to time.
2.    Term of Employment.
(a)    Term. Executive’s employment by the Company under this Agreement is effective as of the Effective Date and all terms herein supersede the Original Agreement as of the Effective Date. Executive is employed on an at-will basis and, subject to the provisions of Section 4, either Executive or the Company may terminate the employment relationship at any time for any reason. The duration of Executive’s employment is hereafter referred to as the “Term.”
(b)    Termination. Notwithstanding anything else contained in this Agreement, Executive’s employment hereunder will terminate upon the earliest to occur of the following:
(i)    Death. Immediately upon Executive’s death;
(ii)    Termination by the Company.

(1)    If because of Disability (as defined below), then upon written notice by the Company to Executive that Executive’s employment is being terminated as a result of Executive’s Disability, which termination shall be effective on the date of such notice;
(2)    If for Cause, then upon written notice to Executive by the Company to Executive that states that Executive’s employment is being terminated for Cause (as defined below) and sets forth the specific alleged Cause for termination and the factual basis supporting the alleged Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the CEO; or
(3)    If without Cause (i.e., for reasons other than Section 2(b)(ii)(1) or 2(b)(ii)(2)), then upon written notice by the Company to Executive that Executive’s employment is being terminated without Cause, which termination shall be effective on the date of such notice or such later date as specified in writing by the CEO; or
(iii)    Termination by Executive.
(1)    If for Good Reason (as defined below), then upon written notice by Executive to the Company that states that Executive is terminating Executive’s employment for Good Reason (as defined below) and that sets forth the specific alleged Good Reason for termination and the factual basis supporting the alleged Good Reason, which termination shall be effective thirty (30) days after the date of such notice; provided that if the Company has cured the circumstances giving rise to the Good Reason by such date, then such termination shall not be effective; or
(2)    If without Good Reason, then upon written notice by Executive to the Company that Executive is terminating Executive’s employment, which termination shall be effective immediately after the date of such notice.
Notwithstanding anything in this Section 2(b), the Company may at any point terminate Executive’s employment for Cause prior to the effective date of any other termination contemplated hereunder if such Cause exists.
(c)    Definitions.
“Cause” means that Executive has (i) been grossly negligent in the performance of Executive’s duties to the Company; (ii) been convicted of, or pleaded guilty or nolo contendre, to a felony; (iii) committed a criminal act relating to Executive’s employment or the Company involving, in the good faith judgment of the CEO, fraud, or theft, but excluding any conviction which results solely from Executive’s title or position with the Company and is not based on her personal conduct; (iv) breached any material provision of this Agreement or of any nondisclosure or non-competition agreement (including the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto as Exhibit A), between Executive and the Company, as all of the foregoing may be amended prospectively from time to time; (v) intentionally breached a material provision of any code of conduct or ethics policy in effect at the Company, as all of the foregoing may be amended prospectively from time to time; or (vi) failed to perform any of her

2

material obligations under this Agreement or failed to execute and perform any directions of the CEO.
“Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events, but only to the extent it is interpreted in a manner consistent with the meaning of “a change in the ownership or effective control of the corporation, or in the ownership of a substantial portion of the assets of the corporation” under Section 409A (“Code Section 409A”) of Internal Revenue Code of 1986, as amended (the “Code”), and any successor statute, regulation and guidance thereto, and limited to the extent necessary so that it will not cause adverse tax consequences with respect to Code Section 409A:
(i)    Any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities other than by virtue of a merger, consolidation or similar transaction; notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company directly from the Company, (B) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities, or (C) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this clause) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then-outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;
(ii)    There is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than 50% of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than 50% of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;
(iii)    There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than 50% of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the

3

same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or
(iv)    Individuals who, as of the Effective Date, are members of the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board of Directors; provided, however, that if the appointment or election (or nomination for election) of any new Board of Directors member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of this Agreement, be considered as a member of the Incumbent Board.
Notwithstanding the foregoing or any other provision of this Agreement, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
“Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:
(i)    The consummation of a sale or other disposition of all or substantially all, as determined by the Board of Directors, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;
(i)    The consummation of a sale or other disposition of at least 90% of the outstanding securities of the Company;
(ii)    The consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or
(iii)    The consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of the Company’s common stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.
Notwithstanding the foregoing, the term Corporate Transaction shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.
“Disability” means Executive’s inability to further perform Executive’s duties and responsibilities as contemplated herein because Executive’s physical or mental health has become so impaired as to make such performance impossible or impractical, which inability continues for one hundred twenty (120) days or more within any twelve (12) month period (either consecutively or cumulatively). Determination of Executive’s physical or mental health will be determined by a medical expert appointed by mutual agreement between the Company and Executive.
“Entity” means a corporation, partnership, limited liability company or other entity.

4

“Equity” means all stock options, restricted shares, restricted stock units, stock appreciation rights and other equity-based non-cash compensation awards granted by the Company to Executive.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
“Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then-outstanding securities.
“Good Reason” means: (i) without Executive’s express written consent, any material reduction in Executive’s title, status or responsibilities, or (ii) without Executive’s express written consent, a material reduction by the Company in Executive’s total compensation as in effect on the date hereof or as the same may be increased from time to time.
“Own,” “Owned,” “Owner,” “Ownership” means that a person or Entity owns, owned, is the owner of or has acquired ownership of securities, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise and has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.
“Subsidiary” means, with respect to the Company, (i) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than 50%.
In the event that there is a conflict between the definitions set forth in this Section 2(c) and the definitions set forth in the Company’s equity incentive plans and award agreements, as amended, in which Executive is granted Equity, the definition more favorable to Executive shall control.
3.    Compensation.

5

(a)    Base Salary. While Executive is employed hereunder, the Company will pay Executive a base salary at the gross annualized rate of $330,000.00 (the “Base Salary”), paid in accordance with the Company’s usual payroll practices. The Base Salary will be subject to review annually and may be adjusted upwards in the discretion of the CEO or the Board of Directors. The Company will deduct from each such installment any amounts required to be deducted or withheld under applicable law or under any employee benefit plan in which Executive participates.
(b)    Annual Bonus. Executive may be eligible to earn an annual bonus relating to each fiscal year, based on the achievement of individual and Company written goals established on an annual basis by the CEO. If Executive meets the applicable goals, then Executive may be awarded a bonus for that year up to 30% of his or her then-current Base Salary (“Target Bonus”). Such bonus is wholly discretionary, and is dependent on several factors including the performance of the company. Executive is not entitled to a bonus solely as result of meeting his or her goals.
(c)    Equity Compensation. Executive will be eligible to earn an additional option to purchase shares of the Company’s common stock on an annual basis. Based on the achievement of individual and Company goals, Executive will be eligible to be awarded a stock option that year up to a number equivalent to 0.3% of the outstanding shares. The grant of any such additional option is wholly discretionary, and is dependent on several factors including the performance of the Company. Executive is not entitled to an additional option solely as result of meeting his or her goals.
(d)    Fringe Benefits. In addition to any benefits provided by this Agreement, Executive shall be entitled to participate in all benefits maintained by the Company from time to time. Executive understands that, except when prohibited by applicable law, the Company’s benefit plans and fringe benefits may be amended, enlarged, diminished or terminated prospectively by the Company from time to time.
(e)    Vacation. Executive will be entitled to accrue vacation in accordance with Company policy.
(f)    Reimbursement of Expenses. The Company will promptly reimburse Executive for all ordinary and reasonable out-of-pocket business expenses that are incurred by Executive in furtherance of the Company’s business.
4.    Severance Compensation.
(a)    Definition of Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” means (i) the portion of Executive’s Base Salary that has accrued prior to any termination of Executive’s employment with the Company and has not yet been paid; (ii) to the extent required by law and the Company’s policy, an amount equal to the value of Executive’s accrued unused vacation days; and (iii) the amount of any expenses properly incurred by Executive on behalf of the Company prior to any such termination and not yet reimbursed. Executive’s entitlement to any other compensation or benefit under any plan or policy of the

6

Company, including but not limited to applicable option and other equity incentive plans, shall be governed by and determined in accordance with the terms of such plans or policies, except as otherwise specified in this Agreement.
(b)    Termination for Cause, or By Executive Without Good Reason. If Executive’s employment hereunder is terminated either by the Company for Cause, or by Executive without Good Reason, the Company will pay the Accrued Obligations to Executive within seven (7) days following the effective date of such termination and shall have no further obligations to Executive.
(c)    Termination By the Company Without Cause, By Executive With Good Reason, as a Result of Executive’s Disability or Death, or After Change in Control. If Executive’s employment hereunder is terminated by the Company without Cause, by Executive with Good Reason, by the Company within the twelve (12) month period following a Change in Control, or if Executive’s employment terminates as a result of Executive’s Disability or death, then:
(i)    The Company will pay the Accrued Obligations and an amount equal to Executive’s Target Bonus, pro-rated based on the number of days actually served in the calendar year during which the employment termination occurs to Executive or his or her heirs promptly following the effective date of such termination;
(ii)    The Company will pay Executive or his or her heirs a total amount equal to twelve (12) months of Executive’s then current Base Salary plus one (1) times the then current Target Bonus, less applicable taxes and deductions; such payment to be made within seven (7) days after the delivery to the Company of Executive’s executed copy of the separation agreement attached as Exhibit B.
(iii)    The Company will continue to provide medical insurance coverage for Executive and Executive’s family at no cost to Executive for eighteen (18) months; provided, that the Company shall have no obligation to provide such coverage if Executive fails to elect COBRA benefits in a timely fashion or if Executive becomes eligible for medical coverage with another employer; and
(iv)    All Equity previously granted to Executive by the Company shall vest in full, effective on the date of the Company’s receipt from Executive of the executed separation agreement attached as Exhibit B, and, if applicable, shall thereafter be immediately exercisable by Executive or his or her heirs.
(d)    Corporate Transaction. Immediately prior to the consummation of a Corporate Transaction, if Executive’s employment hereunder has not terminated prior to the occurrence of the Corporate Transaction, , all Equity previously granted to Executive by the Company shall vest in full and, if applicable, be immediately exercisable by Executive or his or her heirs.
(e)    Release of Claims. Except in case of death or Disability, the Company shall not be obligated to provide Executive any of the compensation, benefits or Equity acceleration set

7

forth in Section 4(c), other than Accrued Obligations, until Executive has executed and delivered to the Company the separation agreement attached as Exhibit B.
(f)    No Other Payments or Benefits Owing. The payments and benefits set forth in this Section 4 shall be the sole amounts owing to Executive as separation pay upon termination of Executive’s employment. Executive shall not be eligible for any other payments, including but not limited to additional Base Salary payments, bonuses, commissions, or other forms of compensation or benefits, except as may otherwise be set forth in this Agreement or other Company plan documents or award agreements with respect to plans in which Executive is a participant.
(g)    409A Compliance. Notwithstanding any other provision with respect to the timing of payments under Section 4, if, at the time of Executive’s termination, Executive is deemed to be a “specified employee” (within the meaning of Code Section 409A, and any successor statute, regulation and guidance thereto) of the Company, then limited only to the extent necessary to comply with the requirements of Code Section 409A, any payments to which Executive may become entitled under Section 4 which are subject to Code Section 409A (and not otherwise exempt from its application) will be withheld until the first (1st) business day of the seventh (7th) month following the termination of Executive’s employment, at which time Executive shall be paid an aggregate amount equal to the accumulated, but unpaid, payments otherwise due to Executive under the terms of Section 4.
5.    Confidentiality and Competition. Executive agrees to the Confidentiality and Intellectual Property Agreement attached hereto as Exhibit A.
6.    Property and Records. Upon termination of Executive’s employment, Executive will deliver to the Company any property of the Company which may be in Executive’s possession.
7.    General.
(a)    Notices. Except as otherwise specifically provided herein, any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notices to Executive shall be sent to the last known address in the Company’s records or such other address as Executive may specify in writing. Notices to the Company shall be sent to the Company’s Chairman or to such other Company representative as the Company may specify in writing.
(b)    Entire Agreement/Modification. This Agreement, together with the Confidentiality, Non-Competition and Intellectual Property Agreement attached hereto and the other agreements specifically referred to herein, embodies the entire agreement and understanding between the parties hereto and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement (or in a subsequent

8

written modification or amendment executed by the parties hereto) will affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.
(c)    Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent will be deemed to be or will constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent will be effective only in the specific instance and for the purpose for which it was given, and will not constitute a continuing waiver or consent.
(d)    Assignment and Binding Effect. The Company may assign its rights and obligations hereunder to any person or entity that succeeds to all or substantially all of the Company’s business or that aspect of the Company’s business in which Executive is principally involved. Executive may not assign Executive’s rights and obligations under this Agreement without the prior written consent of the Company. This Agreement shall be binding upon Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns, and shall inure to the benefit of Executive, Executive’s heirs, executors and administrators and the Company, and its successors and assigns.
(e)    Indemnification. The Company shall indemnify Executive to the fullest extent permitted by law against any expenses, judgments, fines, penalties and amounts paid in settlement in connection with any Company related proceeding in which Executive is involved.
(f)    Governing Law/Jury Waiver. This Agreement and the rights and obligations of the parties hereunder will be construed in accordance with and governed by the law of the state of California, without giving effect to conflict of law principles. Both you and the Company hereby waive your right to jury trial with respect to any claims related to this Agreement or to your employment with the Company.
(g)    Severability. The parties intend this Agreement to be enforced as written. However, should any provisions of this Agreement be held by a court of law to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Agreement shall not be affected or impaired thereby.
8.    Taxation. The parties intend this Agreement to be in compliance with Code Section 409A. Executive acknowledges and agrees that the Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement, including but not limited to consequences related to Code Section 409A. The Company and Executive agree that both will negotiate in good faith and jointly execute an amendment to modify this Agreement to the extent necessary to comply with the requirements of Code Section 409A, or any successor statute, regulation and guidance thereto. The Company shall pay to Executive, after written notice thereof to the Board of Directors, within a reasonable period of time of Executive’s becoming liable for the payment of any tax, penalty and/or interest incurred by him under Section 409A of the Code in connection with the payment of his or her

9

severance benefit the amount necessary for Executive to pay all such amounts incurred by him under Section 409A.
In addition, if any payment to Executive by the Company, whether or not under this Agreement (“Payment”), becomes subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), the Company shall, as soon as reasonably practicable thereafter after written notice thereof to the Board of Directors, make an additional cash payment to Executive (the “Gross-Up Payment”). The Gross-Up Payment shall equal the amount, needed to place Executive in substantially the same after-tax economic position that Executive would have been in had the Excise Tax not applied to the Payments.
9.    Counterparts. This Agreement may be executed in two or more counterparts, and by different parties hereto on separate counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. For all purposes a signature by fax shall be treated as an original.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

WENDY WEE /s/ Wendy Wee Signature	KINDRED BIOSCIENCES, INC. By: /s/ Richard Chin Name: Richard Chin Title: President and CEO

10

EXHIBIT A
INTELLECTUAL PROPERTY

1.
Executive hereby agrees that all ideas, inventions, improvements, discoveries, products, compounds, apparatus, methods, compositions, formulas, techniques, know-how, designs, specifications, drawings, computer programs or code, derivative works, or processes (collectively, “Inventions”), whether or not patentable or copyrightable, that are discovered, conceived, made, or first reduced to practice by KindredBio or by Executive working on behalf of KindredBio under this Agreement, either alone or jointly with others, with the exceptions books or manuscripts already in draft form as noted below, shall be and remain the sole and exclusive properties of KindredBio.

2.	Executive shall promptly and fully disclose to KindredBio any such Inventions.

3.
Executive hereby assigns to KindredBio all of his or her or her right, title and interest in and to any such Inventions. Executive shall execute any documents necessary to perfect the assignment and will cooperate with KindredBio, at the expense of KindredBio, in KindredBio’s efforts to apply for, obtain and enforce patents, copyrights or other intellectual property rights on such Inventions in any and all countries.

4.
Executive acknowledges that KindredBio does not grant him or her any right, title or license in the Inventions, Confidential Information or any other intellectual property of KindredBio under this Agreement.

CONFIDENTIAL INFORMATION

1.
Executive agrees that all business, technical, creative, financial, or proprietary information, including any and all inventions and business strategy, Executive learns or obtains from KindredBio during the term of this Agreement constitutes “Confidential Information.”

2.
Executive shall use the Confidential Information solely for services performed under this Agreement. Executive may divulge the Confidential Information only to those of KindredBio’s employees who have a direct need to know the Confidential Information for the Consulting Services, provided that Executive shall obligate in writing all such employees, both during and after their relationships with Executive, to use and hold in confidence the Confidential Information in a manner that is consistent with the obligations of Executive under this Agreement and shall take all necessary and reasonable actions to assure their compliance. Executive shall assume full responsibility and liability to Kindred for any unauthorized use or disclosure of any Confidential Information by any of such employees of Executive.

3.
Except as expressly provided otherwise in this Agreement, Executive shall hold in strict confidence and not disclose, use, sell, assign, disseminate, lecture upon, publish or divulge any Confidential Information to any person or entity in any manner whatsoever.

1
- .

All Confidential Information shall be the sole property of KindredBio, and KindredBio shall be the sole owner of all patents, copyrights and other rights in connection therewith.

4.
Executive shall strictly safeguard all Confidential Information and shall, upon KindredBio’s request, destroy or return all written materials, documents and other tangible things that contain or derive from the Confidential Information, including without limitations, any analyses, compilations, summaries, notes, documentations, computer files, computer programs, plans and drawings, as well as any copies, extracts or reproductions in whole or in part and in any medium thereof; provided however, that subject to the terms and conditions of this Agreement, Executive may retain one (1) archival copy of the Confidential Information at a secure location solely for purposes of determining its continuing obligations under this Agreement.

5.	This Agreement imposes no obligation upon Executive with respect to the confidentiality of the Confidential Information that Executive can establish by competent proof:

(a)	at the time of disclosure is in the public domain; or

(b)	after disclosure, becomes part of the public domain by publication or otherwise, except by breach of this Agreement by Executive; or

(c)	was already known to Executive at the time of disclosure and was not acquired directly or indirectly from KindredBio or its affiliates; or

(d)	was developed independently without reference to any Confidential Information obtained hereunder; or

(e)	was disclosed to Executive without any confidentiality restriction by a third party having the bona fide right to make such disclosure; or

(f)
is required to be disclosed under applicable laws or regulations or an order by a court or other regulatory body having competent jurisdiction; provided that in such event, Executive agrees to (i) promptly notify KindredBio of such disclosure requirement or order (which shall include a copy of any applicable subpoena or order), (afford KindredBio an opportunity to oppose, limit or secure confidential treatment for such required disclosure or order, (iii) take all reasonable steps necessary to assist KindredBio, at the expense of KindredBio, in protecting the confidentiality of the Confidential Information, and (iv) disclose only that portion of the Confidential Information that Executive is legally required to disclose.

2
- .

EXHIBIT B
FORM OF RELEASE AGREEMENT

SEVERANCE AND RELEASE AGREEMENT
THIS SEVERANCE AND RELEASE AGREEMENT (the “Agreement”) is made and entered into by and between Kindred Biosciences, Inc. (the “Company”) and ________________ (“Executive”).
WHEREAS, Executive’s employment with the Company terminated on ____________ (the “Termination Date”);
WHEREAS, the Company will provide Executive with certain benefits in accordance with Executive’s amended and restated executive employment agreement with the Company dated May 22, 2018 (the “Employment Agreement”) in consideration of Executive’s separation and the promises and covenants of Executive as contained herein, including Executive’s agreement to release all claims against the Company;
NOW THEREFORE, in consideration of and exchange for the promises, covenants, and releases contained herein, the parties mutually agree as follows:
1.Separation. Effective on the Termination Date, Executive will cease to perform any duties whatsoever for or on behalf of the Company or any corporation, partnership or other entity affiliated with the Company (the “Company Affiliates”), and will not take any action, or make any representation (either orally or in writing), which might cause any other person or entity to believe that any of Executive’s acts or omissions are for or on behalf of the Company or a the Company Affiliate. In addition, if at any time any person or entity reasonably believes that Executive is acting for or on behalf of the Company or any the Company Affiliate, Executive will immediately correct such misunderstanding. After the Termination Date, Executive will accrue no further vacation pay or any other benefits.
2.Consideration. Within seven days following the revocation period set forth in Section 8 and any delay in compliance with Section 409A as provided in Section 13, the Company shall pay Executive a one-time severance payment in an amount equivalent to the amount as set forth in Section 4 of the Employment Agreement, less all required and customary withholdings and deductions (the “Severance Payment”). Executive acknowledges that he or she would not otherwise be entitled to the Severance Payment were it not for his or her covenants, promises, and releases set forth herein.
3.No Amounts Owing. Executive acknowledges that he or she has received all wages and compensation due through the date of execution of this Agreement.
4.Group Insurance Benefits. Executive’s participation in all benefit plans shall cease as of the Termination Date, except that Company shall pay or reimburse Executive for the premiums for continuation through COBRA or Executive’s healthcare benefits as in effect prior to the Termination Date for the period ending on the earlier of the date after the applicable period

1

coverage period as provided in Section 4 of the Employment Agreement and the first date of Executive’s eligibility for group healthcare coverage with a new employer. Executive’s coverage under the Company’s plan shall be subject to the terms of the applicable plan documents and generally applicable Company policies. Nothing in this Agreement shall restrict or otherwise affect the Company’s right to alter, modify, add to or discontinue its employee healthcare benefits at any time as it may determine in its sole judgment.
5.Release by Executive & Promise Not to Sue.
(a)Release. Executive agrees for Executive, Executive’s heirs, executors, administrators, agents, successors and assigns to forever release and discharge the “Released Parties” (as defined below) from any and all claims, debts, promises, agreements, demands, causes of action, attorneys’ fees, losses and expenses of every nature whatsoever, known or unknown, suspected or unsuspected, filed or unfiled, based on anything that happened or did not happen at any time up to and including the date that Executive signs this Agreement (“Claims”). This total release includes, but is not limited to: (1) all Claims arising directly or indirectly from Executive’s employment with the Company, the termination of that employment, and to salary, bonuses, commissions, stock, stock options, vacation pay, fringe benefits and expense reimbursements pursuant to any federal, state or local law; (2) all common law Claims, including, but not limited to, breach of contract, breach of the implied covenant of good faith and fair dealing, infliction of emotional harm, wrongful discharge, violation of public policy, defamation and impairment of economic opportunity; (3) all Claims arising under the California Constitution, the California Labor Code, and/or California Business & Professions Code; (4) all Claims arising under any law prohibiting discrimination based upon any protected characteristic (including, but not limited to, age, race, sex, national origin, religion, sexual orientation, and disability/handicap status), including, but not limited to, all Claims arising under the California Government Code; (5) all Claims arising under the California and Federal Family and medical Leave Acts and Executive Retirement Income Security Act of 1974, as amended; and (6) all Claims arising under any law/cause of action (whether federal, state, or local) governing the employment relationship. “Released Parties” means the Company, the Company’s past, present, and future parents, subsidiaries, affiliates, and the Company’s Affiliates; all of the foregoing entities’ successors and assigns; all of the foregoing entities’ officers, directors, agents, employees, insurers, attorneys, representatives, benefit plans (including such plans’ insurers, administrators, and fiduciaries), and the like; and any other person/entity claimed to be jointly and/or severally liable with the Company or through which (or in concert with) the Company has acted with respect to Executive. Notwithstanding the foregoing, Claims and the Release does not apply to the Company’s obligation to pay the Severance Payment and this Release does not apply to any matter that cannot be released as a matter of law.
(b)Agreement Not to Sue. Executive shall not file suit in any court (or join any suit or accept relief in any suit) against any of the Released Parties asserting, pleading, or raising any claims released/waived by this Agreement.
6.Newly Discovered Facts. Executive hereby acknowledges that he or she may hereafter discover facts different from or in addition to those that he or she now knows or believes to be true when he or she expressly agreed to assume the risk of the possible discovery of additional facts, and he or she agrees that this Agreement will be and remain effective regardless of such additional or different facts. Executive expressly agrees that this Agreement

2

shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown or unsuspected claims, demands, causes of action, governmental, regulatory or enforcement actions, charges, obligations, damages, liabilities, and attorneys’ fees and costs, if any, as well as those relating to any other claims, demands, causes of action, obligations, damages, liabilities, charges, and attorneys’ fees and costs specified herein.
7.Waiver of Section 1542. Executive hereby states that it is Executive’s intention in executing this Agreement that the same shall be effective as a bar to each and every claim, demand, cause of action, obligation, damage, liability, charge, attorneys fees and costs hereinabove released whether known or unknown, suspected or unsuspected. Executive hereby expressly waives and relinquishes all rights and benefits, if any, arising under the provisions of Section 1542 of the Civil Code of the State of California which provides:
“Section 1542. [Certain Claims Not Affected By General Release.] A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”
8.Time To Review Agreement/Right to Revoke. Executive acknowledges that he or she is knowingly and voluntarily waiving and releasing any rights he or she may have under the Age Discrimination in Employment Act of 1967 (“ADEA”). Executive also acknowledges that the consideration given for the waiver and release in this Agreement is in addition to anything of value to which he or she was already entitled. Executive further acknowledges that he or she has been advised by this writing, as required by the Older Workers’ Benefit Protection Act, that:
(a)His or her waiver and release do not apply to any rights or claims that may arise after the date of Executive’s execution of this Agreement;
(b)Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;
(c)Executive has been provided a full and ample opportunity to study this Agreement, including a period of at least twenty-one (21) days within which to consider it;
(d)To the extent Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, Executive acknowledges that Executive has had sufficient time to consider this Agreement, and that Executive expressly, voluntarily and knowingly waives any additional time;
(e)Executive is aware of his or her right to revoke this Agreement at any time within a seven (7) day period following the date Executive executes this Agreement. Executive may revoke this Agreement within seven days of Executive’s signing it by delivering a written notice of revocation to the Company; and
(f)This Agreement shall not be effective or enforceable until the seven-day revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.
9.Company Property. Executive hereby represents and warrants that on or before the Termination Date, he or she returned to the Company all the Company’s property and documents in his or her possession including, but not limited to, the Company’s Confidential

3

Information as defined in Section 12(a) below and all information derived therefrom, trade secret information, and any and all the Company files, notes, records, computer recorded information, tangible property, credit cards, entry cards, pagers, identification badges, and keys.
10.Non-Disparagement.
(a)Executive. Executive agrees that he or she shall not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments or statements concerning the Company or its businesses, or any of its employees or officers, now or in the future by Executive to enforce this Agreement. This Section does not, in any way, restrict or impede Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Executive shall promptly provide written notice of any such order to the Company.
(b)Company. The Company agrees that it shall not make any disparaging statements concerning Executive in authorized corporate communications to third parties, including to a prospective employer of Executive.
11.Non-Solicitation of Employees. Executive understands and acknowledges that the Company has expended and continues to expend significant time and expense in recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to the Company. Executive agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of the Company for twelve (12) months, to run consecutively, beginning on the Termination Date.
12.Confidentiality.
(a)Executive agrees that he or she will not, without the prior written consent of the Company, knowingly use or disclose to any person other than to persons in the then current employ of the Company, any information of a confidential or proprietary nature relating in any way to the Company or the Company Affiliates, including without limitation any information relating to the financial performance or condition, financing arrangements and the terms thereof, personnel, products, production methods, systems, designs, know-how, suppliers, customers or customer requirements, investors or investor requirements or potential investors, or any trade secrets of the Company or any the Company Affiliate (collectively “Confidential Information”).
(b)To the extent allowed by law, the Company agrees to promptly notify Executive if it receives a subpoena calling for production of Executive’s employment records in order to provide Executive an opportunity to oppose the subpoena.
13.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption under Section 409A, and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded

4

from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement upon a termination of employment shall only be made upon a "separation from service" under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.
14.Entire Agreement. This Agreement embodies the entire agreement of the parties hereto and supersedes any and all other agreements, understandings, negotiations, or discussions, either oral or in writing, express or implied, between the parties to this Agreement or between Executive and any the Company Affiliate. The parties to this Agreement each acknowledge that no representations, inducements, promises, agreements or warranties, oral or otherwise, have been made by them, or anyone acting on their behalf, which are not embodied in this Agreement.
15.Binding Nature. This Agreement, and all the terms and provisions contained herein, shall bind the heirs, personal representatives, successors and assigns of each party, and inure to the benefit of each party, its or his or her agents, directors, officers, employees, servants, successors, and assigns, as well as all of the Released Parties.
16.Construction. This Agreement shall not be construed in favor of one party or against the other.
17.Partial Invalidity. Should any portion, word, clause, phrase, sentence or paragraph of this Agreement be declared void or unenforceable, such portion shall be considered independent and severable from the remainder, the validity of which shall remain unaffected.
18.Compliance with Terms. The failure to insist upon compliance with any term, covenant or condition contained in this Agreement shall not be deemed a waiver of that term, covenant or condition, nor shall any waiver or relinquishment of any right or power contained in this Agreement at any one time or more times be deemed a waiver or relinquishment of any right or power at any other time or times.
19.Governing Law. This Agreement shall be interpreted under the law of the State of California, both as to interpretation and performance.
20.Attorneys’ Fees. In the event of any litigation relating to or arising from this Agreement, including but not limited to litigation concerning claims released or waived by this Agreement, the prevailing party shall be entitled to recover its attorneys’ fees and costs.
21.Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
22.Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same instrument.
23.No Admissions. It is understood and agreed by the parties that this Agreement represents a compromise and settlement for various matters and that the promises and payments and consideration of this Agreement shall not be construed to be an admission of any liability or obligation by either party to the other party or any other person.
24.Knowing and Voluntary Waiver. Executive acknowledges and agrees that: (1) Executive has carefully read and fully understands the terms of this Agreement, including its

5

release-of-claims provisions; (2) he or she has been given adequate time to consider, and (if he or she desires) to consult with an attorney about, whether to sign this agreement; and (3) Executive signs this agreement knowingly, freely, and voluntarily-without any coercion, duress, or undue influence.
IN WITNESS WHEREOF, the parties have executed this Agreement on the respective dates set forth below.

Dated:	Kindred Biosciences, Inc. By: Name: Title:
Dated:	Executive Name:

6